Media Contact: Bryan McPhee ph: (410) 652-1159	IR Contact: Rob Schatz ph: (212) 370-4500
Or bkmcphee@newgenerationbiofuels.com	Rob@wolfeaxelrod.com

NEW GENERATION BIOFUELS PROVIDES UPDATE ON POTENTIAL DEAL
WITH MILESTONE BIOFUELS

Columbia, Maryland – June 3, 2010 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) (“NGBF” or the “Company”) and Regent Trend Investment Ltd. (soon to be Milestone Biofuels Limited (“Milestone”) announced an amendment to their non-binding Memorandum of Understanding (MOU) dated March 12, 2010 that extends the due diligence period an additional 90 days to more fully explore the opportunities available for both parties. The MOU contemplates a strategic relationship between Milestone and NGBF, including a $20 million direct equity investment in the Company and collaboration with Milestone to fund a joint venture to develop and operate biofuel production plants in the continental United States with a production capacity of 250 million gallons per year. Upon satisfactory  completion of due diligence, any transaction also remains subject to negotiation and execution of definitive agreements, board approval by both parties and likely will need shareholder approval under Nasdaq listing rules, which the Company presently intends to seek at its annual shareholders’ meeting.

“Our due diligence process is allowing us to successfully validate the NGBF technology and identify additional opportunities for our potential partnership that necessitates more time to explore further,” stated Mr. Henry Ho, Chairman of Milestone. “We believe that the overall opportunities for all of us are bigger than just the United States and our original plans. In our review process, we have identified multiple opportunities in China, Central and South America, the Caribbean as well as the US such as vertical integration, productive use of marginal lands for feedstocks, job creation, and other value added activities that are of great interest to us and other parties in the markets we plan to serve.  Evaluating these several opportunities requires more time due to the complex nature of these many options.”  Mr. Ho added, “Cary and his team have been very helpful in supporting our due diligence process and identifying the opportunities we have together.  NGBF has brought many feedstock and cultivation opportunities to the process, including their new glycerin-based biofuel formulation that are of great interest to Milestone and positively differentiates their technology from others.”

“We have been impressed by Henry’s approach to evaluating our business and are pleased that together we have identified some significant additional opportunities,” commented Cary J. Claiborne, CEO and President of NGBF.  “Cultivation and feedstocks has the potential to be a real area of competitive strength for our potential partnership.  Although these advancements add more time for evaluation, the breadth and number of additional identified opportunities makes it necessary to extend the due diligence period. We believe it is well worth the time investment to evaluate our potential opportunities together.  We greatly appreciate Henry’s commitment to the process and the additional time he and his team will be investing.”

Added Mr. Claiborne, “There are a multitude of commercial applications we have discussed with Henry and the Milestone team.  We are continuing to focus our development efforts on opportunities that differentiate us as a biofuel technology company through initiatives such as our recently announced patent application for a glycerin-based biofuel which we have added to our intellectual property portfolio.  This is another example of the continued technology advancements NGBF creates to increase the potential value and opportunities for the markets we serve.”

About New Generation Biofuels Holdings, Inc.

New Generation Biofuels develops renewable fuels technology and is a renewable fuels provider. New Generation Biofuels also holds an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from plant oils and animal fats that it markets as a new class of biofuel for power generation, commercial and industrial heating and marine use. The Company believes that its proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. New Generation Biofuels’ business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees.

Forward Looking Statements
This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements The risks and uncertainties related to our business include all the risks attendant an emerging business in the volatile energy industry, including, without limitation, the risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and in subsequent filings with the Securities and Exchange Commission.